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Aug. 27, 2003   DRAFT 8/27 12:00 pm

DTE ENERGY TO SEEK REGULATORY DEFERRAL AND FUTURE RECOVERY OF AUGUST BLACKOUT COSTS

         DETROIT -- DTE Energy (NYSE: DTE) announced today that Detroit Edison, its electric utility, intends to request regulatory recovery of costs it incurred during the massive August blackout that affected approximately 50 million people in eight states and parts of Canada. This request will have no immediate impact on residential customer rates, which are capped at current levels through the end of 2005.

         On August 14, failures in the regional power transmission grid caused nine of Detroit Edison's power plants to trip offline, which left virtually all of its 2.1 million customers without power. Given the critical nature of electricity, Detroit Edison pursued every option available to bring power back as soon as possible. Over a period of approximately 36 hours, nearly all of the company's customers had their electricity restored. The company estimates that the financial impact of the blackout (excluding net lost revenue of $10 million which Detroit Edison is not seeking to recover) was in the range of $35 to $40 million pre-tax ($23 to $26 million after-tax, or $0.14 to $0.16 per share).

         Detroit Edison intends to file an application with the Michigan Public Service Commission (MPSC) in the near future, seeking to defer these costs and permission to include the costs in customer rates after the expiration of the current rate freeze. Based on the assumption that it will receive the requested treatment of its costs, the company is not altering its 2003 operating earnings guidance, currently at $3.10 - $3.30 per share, as a result of the costs of the blackout.

         "Given the extraordinary circumstances of the blackout, in which Detroit Edison was responsible for both bringing southeastern Michigan's power plants back online and maintaining the integrity of the distribution grid, our employees did a remarkable job of completely restoring the system in a limited time frame," said Anthony F. Earley, Chairman and Chief Executive Officer. "This crisis highlights the need to maintain operationally and financially strong utilities in Michigan."


         DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy's largest operating subsidiaries are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and MichCon, a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at www.dteenergy.com.

         The information contained in this document is as of the date of this news release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as "anticipate," "believe," "expect," "projected" and "goals" signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This news release contains forward-looking statements about DTE Energy's financial results and estimates of future prospects, and actual results may differ materially. Factors that may impact forward-looking statements include, but are not limited to, timing and extent of changes in interest rates; access to the capital markets and capital market conditions and other financing efforts which can be affected by credit agency ratings required;


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resolution of the IRS review of chemical change at synthetic fuel facilities;
ability to utilize Section 29 tax credits or sell interest in facilities producing such credits; the level of borrowings; the effects of weather and other natural phenomena on operations and actual sales; economic climate and growth in the geographic areas in which DTE Energy does business; unplanned outages; the cost of protecting assets against or damage due to terrorism; nuclear regulations and risks associated with nuclear operations; the grant of rate relief by the MPSC for the utilities; changes in the cost of fuel, purchased power and natural gas; the effects of competition; the implementation of electric and gas customer choice programs; the implementation of electric and gas utility restructuring in Michigan; environmental issues, including changes in the climate, and regulations, and the contributions to earnings by non-regulated businesses. This news release should also be read in conjunction with the forward-looking statements in DTE Energy's and Detroit Edison's 2002 Form 10-K Item 1, and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison.


Members of the Media -- For Further Information:

Lorie N. Kessler                                    Scott Simons
(313) 235-8807                                      (313) 235-8808

Analysts -- For Further Information:

Investor Relations
(313) 235-8030


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